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                                        Exhibit 5


                                        February 9, 1996


CoreStates Financial Corp
1345 Chestnut Street
Philadelphia, PA 19107

Dear Sirs:

     I am Counsel of CoreStates Financial Corp, a Pennsylvania Corporation ("CoreStates"), and as such I am acting as counsel for CoreStates in connection with the preparation and filing of Amendment No. 2 to the Registration Statement being filed by CoreStates with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") covering shares of CoreStates Common Stock ($1.00 par value) (the "Shares"), and setting forth, among other things, the terms upon which CoreStates plans to offer the Shares pursuant to its Dividend Reinvestment and Stock Purchase Plan (the "Plan").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents as I have considered necessary or appropriate for the purpose of this opinion.

     Upon the basis of the foregoing, I am of the opinion that the Shares have been duly and validly authorized by proper corporate proceedings, and when any of the Shares are delivered against payment therefor from time to time as contemplated by the Registration Statement and the terms of the Plan, such Shares so delivered will have been validly issued, and will be fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 of the Registration Statement. I also consent to the use of my name under the caption "Legal Opinion" in the prospectus contained in Amendment No. 2 to the Registration Statement.

                                  Very truly yours,

                                  /s/ David T. Walker

                                  David T. Walker

DTW/dg

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